Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of shares of Piper Sandler Companies common stock for the Piper Sandler Companies Amended and Restated 2003 Annual and Long-Term Incentive Plan (as amended and restated May 15, 2020) of our reports dated February 28, 2020, with respect to the consolidated financial statements of Piper Sandler Companies and the effectiveness of internal control over financial reporting of Piper Sandler Companies, included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

May 22, 2020